Exhibit 99.1

Tortoise Closed-End Funds Announce the Board’s Approval of Amended and Restated Bylaws

Tortoise Energy Infrastructure Corporation (NYSE: TYG),
Tortoise Midstream Energy Fund, Inc. (NYSE: NTG),
Tortoise Pipeline & Energy Fund, Inc. (NYSE: TTP),
Tortoise Energy Independence Fund, Inc. (NYSE: NDP),
Tortoise Power and Energy Infrastructure Fund, Inc. (NYSE: TPZ),
Tortoise Essential Assets Income Term Fund (NYSE: TEAF)

FOR IMMEDIATE RELEASE

LEAWOOD, KS – October 26, 2020 – Each fund, effective today, has adopted Amended and Restated Bylaws (Bylaws). The amendments to the Bylaws were adopted in an effort to protect each fund’s ability to pursue its investment objective and long-term value for stockholders.

Included in the amendments, is the election to be subject to the Maryland Control Share Acquisition Act (MCSAA), which seeks to limit the ability of an acquiring person to achieve a short-term gain at the expense of a fund’s ability to pursue its investment objective and policies and seek long-term value for the rest of the fund’s stockholders. The MCSAA protects the interests of all stockholders of a Maryland corporation by providing that any holder of “control shares” acquired in a “control share acquisition” will not be entitled to vote its shares unless the other stockholders of the corporation reinstate those voting rights at a meeting of stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding the “acquiring person” (i.e. the holder or group of holders acting in concert that acquires, or proposes to acquire, “control shares” and any other holders of “interested shares” as defined in the MCSAA). Generally, “control shares” are shares that, when aggregated with shares already owned by an acquiring person, would entitle the acquiring person to exercise 10% or more, 33% or more, or a majority of the total voting power of shares entitled to vote in the election of directors.

In addition, each fund’s Bylaws include modifying the advance notice requirements and exclusive forum provisions.

The advance notice provisions were amended to require the continuous ownership by the stockholder(s) putting forth any such nominee or proposal of at least one percent (1%) of the fund’s outstanding shares for a minimum period of at least three years prior to the date of such nomination or proposal and through the date of the related annual meeting. The advance notice provisions were also amended to require that the stockholder nominating an individual or proposing business to be considered must attend the meeting or give a legal proxy to another individual who attends the meeting in order for the proposal or nomination to be properly considered.

The Bylaws as amended designate the Circuit Court for Baltimore City, Maryland (or if such court lacks jurisdiction, the United States District Court for the District of Maryland, Northern Division) as the sole and exclusive forum for claims and directive actions brought on behalf of the funds.

The above description of the MCSAA election and amendments to the Bylaws, is only a high-level summary and does not purport to be complete. Investors should refer to the actual provisions of the MCSAA and each fund’s Bylaws for more information, including definitions of key terms, various exclusions and exemptions from the statute’s scope, and the procedures by which stockholders may approve the reinstatement of voting rights to holders of “control shares.” The funds’ amended Bylaws are available in the Governance section of each fund’s webpage at cef.tortoiseecofin.com.

About Tortoise
Tortoise focuses on energy infrastructure and the transition to cleaner energy. Tortoise’s solid track record of energy value chain investment experience and research dates back more than 20 years. As one of the earliest investors in midstream energy, Tortoise believes it is well-positioned to be at the forefront of the global energy evolution that is underway. With a steady wins approach and a long-term perspective, Tortoise strives to make a positive impact on clients and communities. To learn more, visit www.TortoiseEcofin.com.

5100 W. 115th Place, Leawood, KS 66211   |   Main 1-913-981-1020   |   Fax 1-913-981-1021   |   www.tortoiseadvisors.com

Tortoise Capital Advisors, L.L.C. is the Adviser to Tortoise Energy Infrastructure Corp., Tortoise Midstream Energy Fund, Inc., Tortoise Pipeline & Energy Fund, Inc., Tortoise Energy Independence Fund, Inc., Tortoise Power and Energy Infrastructure Fund, Inc. and Tortoise Essential Assets Income Term Fund. Ecofin Advisors Limited is a sub-adviser to Tortoise Essential Assets Income Term Fund.

For additional information on these funds, please visit cef.tortoiseecofin.com.

Safe harbor statement
This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Although the funds and Tortoise Capital Advisors believe that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the fund’s reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Other than as required by law, the funds and Tortoise Capital Advisors do not assume a duty to update this forward-looking statement.

Contact information
For more information contact Maggie Zastrow at (913) 981-1020 or info@tortoiseadvisors.com.